Exhibit 10.2
CONFIDENTIAL SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (“the Release”), are made by and between Martin J. Emerson (“Employee”), and American Medical Systems, Inc. and its respective parent and/or subsidiary corporations, affiliates, successors, predecessors, shareholders, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers (collectively referred to as “Employer”).
     The Employer and Employee wish to end their employment relationship in an honorable, dignified and orderly fashion. Toward that end, the parties have agreed to separate according to the following terms.
     The Employer does not believe that it has any claims against the Employee, nor do the parties believe that the Employee has any claims against the Employer. Nevertheless, the parties have agreed upon the following separation terms, and to resolve any actual and potential claims arising out of the Employee’s employment with and separation from Employer.
     IN CONSIDERATION OF THIS ENTIRE SEPARATION AGREEMENT AND RELEASE, THE PARTIES AGREE AS FOLLOWS:
     1. Termination. The Employee’s employment terminated effective as of January 4, 2008 (the “Termination Date”).
     2. Employment Agreement. The parties acknowledge that they have entered into an Employment Agreement, dated April 26, 2004, as amended through January 4, 2008 (as so amended, the “Employment Agreement”) and a Change in Control Severance Agreement, dated April 2, 2007 (the “CIC Agreement”). The parties further acknowledge and agree that: (a) Employee is entitled to salary continuation for up to twelve months after the Termination Date and other benefits in accordance with Section 6(e) of the Employment Agreement; and (b) the payment of salary continuation under the Employment Agreement will constitute deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code. Accordingly, payments of salary continuation will be suspended and not made until the first regular payroll date after the end of the six (6) month period following the Termination Date, or, if earlier, upon Employee’s death. Employee acknowledges and agrees that he will continue to be bound by Sections 7(b) and 7(d) of the Employment Agreement and Section 7 of the CIC Agreement, in accordance with their respective terms. Employee acknowledges that he is not entitled to any benefits under the CIC Agreement. Except as set forth in this Section 2, the Employment Agreement and the CIC Agreement terminated as of the Termination Date.
     3. Consideration. Provided Employee does not exercise his right to rescind this Agreement and Release as set forth in Section 5 of the Release, Employer hereby agrees to pay the Employee the total gross amount of $121,667, less withholdings the Employer reasonably determines are required by law. The severance payment will be paid in one lump sum within two weeks after the Termination Date, or after the rescission period set forth in Section 5 of the Release has passed, whichever is later; provided in no event will payment be made after
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December 31, 2008. The parties agree that the consideration set forth in this Section 3 is over and above anything owed to Employee by law, contract, or under the policies of Employer, and it is provided to Employee in exchange for, and specifically contingent upon, his entering into this Agreement and the attached Release. The payment to be made under this Section 3 will, in all cases, be paid within the calendar year in which this Agreement is executed and, consequently, does not constitute deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code.
     4. Release. In consideration of the compensation paid by and other undertakings of Employer stated in this Agreement, the Employee will voluntarily sign the Release at the same time he signs this Agreement. The Employee understands that he is not entitled to the compensation set forth in Section 3, unless he signs, and does not rescind, the attached Release.
     5. Stipulation of No Charges. The Employee affirmatively represents that he has not filed nor caused to be filed any charges, claims, complaints, or actions against the Employer before any federal, state, or local administrative agency, court, or other forum.
     6. Non-Disparagement. The parties to this Agreement agree that they will make no disparaging or defamatory comments regarding the other parties in any respect or make any comments concerning any aspect of their relationship or the conduct or events which precipitated the Employee’s separation. Furthermore, the Employee agrees not to encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer.
     7. Damages for Violation of Duty of Non-Disparagement. Any violation by the Employee of the non-disparagement provisions of this Agreement shall entitle Employer to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees. If Employee violates his duty of non-disparagement as provided in this Agreement, Employee shall be obligated to return to the Employer the consideration he has received under this Agreement.
     8. Non-Admissions. The parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement and Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.
     9. Invalidity. In case any one or more of the provisions of this Agreement and Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.
     10. Return and Release of All Property: The Employee agrees to immediately return any and all of the Employer’s property to the Employer.
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     11. Choice of Law/Venue. This Agreement shall be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota. If either party brings a legal action pursuant to this Agreement and Release including, but not limited to, an action to enforce its terms, or to challenge its validity, such legal action shall be properly filed in a court of competent jurisdiction located in Hennepin County, Minnesota.

MARTIN J. EMERSON

Dated:

AMERICAN MEDICAL SYSTEMS, INC.

Dated:	By:

Janet L. Dick
Senior Vice President, Human Resources
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EXHIBIT A
RELEASE
1.	Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:
(a)	“I,” “me,” and “my” include both me, Martin J. Emerson, and anyone who has or obtains any legal rights or claims through me.

(b)	“CIC Agreement” means the Change in Control Severance Agreement, dated April 2, 2007, between the Company and me.

(c)	“Company,” as used in this Release, shall at all times mean American Medical Systems, Inc., and its respective parent and/or subsidiary corporations, affiliates, successors, predecessors, shareholders, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

(d)	“Employment Agreement” means the Employment Agreement, dated April 26, 2004, as amended through January 4, 2008, between the Company and me.

(e)	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I have now against Company, regardless of whether I now know about those claims, that are in any way related to my employment with or separation (termination of employment) from the Company, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), as amended, Equal Pay Act (“EPA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Minnesota Human Rights Act, Minnesota Statutes § 363.01, et seq., the Minnesota Dismissal for Age statute, Minn. Stat. § 181.08 et seq., the Minnesota Whistleblower statute, Minn. Stat. § 181.932, and/or Employee’s conduct as a “whistleblower,” Minn. Stat. § 176.82, and any other federal, state, or local statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for discrimination, harassment, assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.
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2.	Agreement to Release My Claims. Except as stated in Paragraph 4, I agree to give up all My Claims, waive any rights thereunder, and withdraw any and all of my charges and lawsuits against Company. In exchange for my agreement to release My Claims, I am receiving satisfactory consideration (compensation) from Company to which I am not otherwise entitled by law, contract, or under any Company policy. The consideration I am receiving is a full and fair payment for the release of all My Claims. Company does not owe me anything in addition to what I will be receiving.

3.	Older Workers Benefit Protection Act. I understand and have been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Company is giving me at least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to this Release will not restart the running of this consideration period.

4.	Exclusions from Release. My Claims do not include my rights, if any, to claim the following: Re-employment Insurance benefits; claims for my vested post-termination benefits under any 401K or similar retirement benefit plan; my COBRA rights; my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release becomes effective, including, but not limited to, my right to receive payment under the attached Separation Agreement or Section 6(e) of the Employment Agreement.
(a)	Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, Employee, or any other party.

(b)	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

(c)	Nothing in this Release limits any rights that I would otherwise have to be indemnified by the Company, in my capacity as an officer, director or employee of the Company, under the Employer’s Certificate of Incorporation, Bylaws, directors’ and officers’ insurance policy or Section 145 of the Delaware General Corporation Law.
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(d)	I agree that Company reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, Company’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the value of the additional and valuable consideration that I received in consideration for this Release.
5.	Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it. I have the right to rescind this Release only insofar as it extends to potential claims under the ADEA by written notice to Company within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act. Any such rescission must be in writing and hand-delivered to Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:
(a)	post-marked within the seven (7) or fifteen (15) day period;

(b)	properly addressed to Janet L. Dick, Senior Vice President of Human Resources, American Medical Systems, Inc., 10700 Bren Road West, Minnetonka, MN 55343-9679, and

(c)	sent by certified mail, return receipt requested.
I understand that the payment I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release, I understand that I am not entitled to the payments offered in the attached Separation Agreement.
6.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have reviewed this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Company or their attorneys. I understand and agree that this Release, the attached Separation Agreement, the Employment Agreement and the CIC Agreement contain all the agreements between Company and me. We have no other written or oral agreements.

Dated:

Martin J. Emerson
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